Exhibit 10(b)(i)
SEPARATION AGREEMENT AND RELEASE

COURT CARRUTHERS

This Separation Agreement (the "Agreement") Is entered into this 22 of July, 2015, between ACKLANDS-GRAINGER, INC., with offices at 90 West Beaver Creek Road, Richmond Hill, Ontario I4B 1E7 as well as its’ Parent Company, W.W. Grainger, Inc. (the “Company’’) and COURT CARRUTHERS, (“Carruthers”) a resident of Ontario, Canada.
FOR AND IN CONSIDERATION of the mutual terms, conditions and covenants herein, the Company and Carruthers agree as follows:

1.
Resignation. Carruthers will resign from the office of Senior Vice President effective July 31, 2015 (the “Resignation Date”) and agrees to execute such documents as may be required to effect his resignation as an officer or director of the Company, its parent or any of its affiliates. Until December 31, 2015 (the “Separation Date”) Carruthers will receive his regular salary and benefit coverage, and in so doing will assist the Company with the transition of his responsibilities, as required. His employment status with the Company will terminate for all purposes on the earlier of December 31, 2017 or the date on which Separation Payments cease (the “Termination Date”).

2.
Separation Payments. Subject to continued compliance by Carruthers with his obligations under section 16 hereunder, commencing on the first pay date following the Separation Date, the Company shall pay the equivalent of eighteen (18) months of salary to Carruthers, calculated at his current base rate of pay (the “Separation Payments”), less required deductions with no other allowances except as called out below. Payments shall be made on the Company’s regular pay dates and pursuant to the Company’s normal payroll processes on a pro-rated basis over a period of eighteen (18) months, or pro-rated over 24 months ending December 31, 2017, at Carruthers’ election. In the event of the death of Carruthers prior to the Termination Date, the balance of any Separation Payments to which he is entitled at that time shall be paid to the duly appointed personal representative of his estate. The Separation Payments are inclusive of any statutory entitlements.

3.
Management Incentive Program (“MIP”). Carruthers’ current and future participation in the MIP shall be governed by way of this Section as well as the provisions of the Plan then in effect. In or about March 2016, Carruthers will receive a payment under the MIP in respect of the full year 2015, based upon his current base salary subject to the applicable percentage multiple and the actual performance of the Company, and pursuant to the terms of the Plan then in effect as would be applicable to Senior Officers of the Company. No other MIP payments will be made to Carruthers beyond those outlined above.

4.
Vacation Pay/PTO. Carruthers will be paid all vacation pay/PTO outstanding and accrued as of the Separation Date on the date of the first Separation Payment in accordance with the Company’s practice and subject to applicable United States and Canadian provisions. No additional vacation or PTO will be earned after this date.

5.
Group Health Benefits. Carruthers’ current group health benefit coverage for health care, dental, life insurance and vision care benefits will continue, to the extent permitted by the carriers, until the earlier of the Termination Date or the date on which Carruthers becomes eligible for benefit coverage through a subsequent employer, subject to any revisions to the plans that are made generally in respect of benefits for executives of the Company. Eligibility for Grainger’s Executive Physical Examination Program shall remain available to Carruthers for the years 2015 and 2016. All other benefit coverage and Carruthers’ eligibility to participate in any other Company employee programs end on the Separation Date.

6.
Pension Plan. The Company will, consistent with its past practice and subject to Carruthers continuing his contributions, continue its contributions to the defined contribution pension plan to the earlier of the Termination Date or the date on which Carruthers becomes eligible for membership in a pension plan through a subsequent employer. Carruthers will be contacted by the plan administrator after his participation ends regarding his options under the pension plan.

7.
Notional Account Plan. To the extent permissible, the Company will continue to make notional contributions based on the eligible portion of the Separation Payments for the period ending on the Termination Date in accordance with the provisions of the Acklands-Grainger Inc. Notional Account Plan for Designated Executives and Senior Managers. Receipt of any Notional Account balance shall occur pursuant to the provisions of the Notional Plan. So as to insure compliance with U.S. Section 409-a, Carruthers will receive payment of all funds contained within his Notional Account 6 months after his Termination Date.

8.
Expatriation - Long Term International Assignment. The terms of the repatriation engagement letter dated December 22, 2011, with the exception of the tax equalization provisions, shall continue to apply up to the Separation Date. Tax equalization provisions will apply to all payments pursuant to the terms of this Agreement. Should Carruthers elect to be repatriated to Canada prior to the Separation Date, the repatriation provisions of the repatriation engagement letter will be honoured. Should Carruthers return to Canada after his Separation Date but prior to September 30, 2016, Grainger will provide Carruthers with a sum, up to $25,000 against invoices for purposes of the movement of household goods between the United States and Canada.

9.
Stock Options and Performance Share Units. Carruthers will be eligible to exercise all vested stock options pursuant to the terms of the W.W. Grainger, Inc. 2010 Incentive Plan and companion agreements. Applicable Options and Performance Share Units (i.e. awarded in 2012, 2013 and 2014) will continue to vest through the Termination Date, with any remaining unvested options or units forfeiting as of the Termination Date. Thereafter, all then vested options must be exercised on or before the expiration date of each option or within three (3) months of the Termination Date, whichever should occur first. The Special January 1, 2014 PRSU Grant shall vest by operation of this Agreement as of January 1, 2017. Performance Shares issued in 2013, 2014 and 2015 will vest by operation of this Agreement. Carruthers further understands and agrees that the non-competition provisions of performance share, restricted stock unit and/or stock option agreements to which Carruthers is a party, which provisions are incorporated herein by reference, including without limitation the W.W. Grainger, Inc. Unfair Competition Agreement dated January 1, 2015, and the W.W. Grainger, Inc. Stock Option Agreement dated April 30, 2014 (collectively, the "noncompetition provisions"), will remain in full force and effect, and are in addition to and not superseded by any other obligation set forth in this Agreement. Carruthers acknowledges and agrees that, for purposes of such agreements, his employment with the Company shall be considered terminated on the Termination Date hereunder, and the term "Date of Termination" as used in the Unfair Competition Agreement dated January 1, 2015, shall mean the Termination Date hereunder. Carruthers understands that he will not be eligible for any further grants of Stock Options or Performance Shares beyond those he has already received.

10.
Outplacement Services. Carruthers shall be provided with executive level outplacement services through one of the outplacement service providers identified by the Company. Carruthers shall have the opportunity to both interview and thereafter elect which service provider he chooses to work with from those being made available to him. Engagement of this service shall remain available to Carruthers so long as he actively begins utilization of services on or before December 31, 2016.

11.
Executive Advanced Management Program - University of Chicago. Provided that existing Executive Advanced Management Program requirements continue to be met, the Company will pay the base cost of the current program through its previously established end date.

12.
Executive Coaching. If Carruthers so requests, the Company will continue to make Executive Coaching services available to Carruthers, consistent with his current engagement schedule, through his Separation Date.

13.
Tax Preparation. The Company will continue to provide tax preparation services to Carruthers for services incurred in the preparation of his tax returns through to the year following the last scheduled year in which Carruthers is receiving payments pursuant to the terms of this Agreement.

14.
Waiver and Release of All Claims.   In consideration for the promises and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Carruthers and his marital community, descendants, dependents, heirs, representatives, agents, attorneys, successors and assigns, hereby waive, release, and discharge the Company, W.W. Grainger, Inc., their affiliates and subsidiaries (collectively “Grainger”) from any and all complaints, claims, charges, claims for relief, demands, suits, actions, and causes of action, whether in law or in equity, whether administrative, judicial, or other, which they have asserted or could assert against Grainger at common law or under any statute, ordinance, rule, regulation, order, policy, or law, whether federal, state, provincial or local, on any grounds whatsoever, known or unknown, including any and all claims arising under the Employment Standards Act, 2000, the Human Rights Code (Ontario), Illinois’ fair employment statutes, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and 1871, the Immigration Reform and Control Act, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the federal Family and Medical Leave Act, the Americans with Disabilities Act, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, and any and all actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including assault, battery, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring or retention, defamation, libel or slander, intentional or negligent misrepresentation, fraud, whistleblowing, and any and all other laws and regulations relating to employment termination, employment discrimination, harassment or retaliation, wages, hours, benefits, compensation, bonuses, incentives, and any and all claims for attorneys’ fees and costs.  This waiver and release of claims includes all other claims, disputes, and causes of action arising out of Carruthers’ employment with Grainger and the end of that employment up to the date of execution of this Agreement.

15.
Officer Indemnification. The current officer indemnification coverage shall remain in full force and effect pursuant to the terms and conditions of the Individual Indemnification Agreement with Carruthers, as well as continued coverage under the Company’s Directors & Officers indemnity program subject to the terms and conditions of the program.

16.
Covenants of Carruthers. It is a condition of this Agreement that Carruthers agree to the following cooperation, non-disclosure, non-competition, non-solicitation and non-disparagement covenants. Continued payments under this Agreement are contingent upon continued compliance with these obligations. In the event of a violation of any of these covenants by Carruthers, all Separation Payments, benefits and other compensation under this Agreement will cease forthwith and the Company will have no further obligations whatsoever to Carruthers subject to any statutory entitlements.

a.
Co-operation and Assistance. Carruthers agrees that he will make himself available, as requested and at reasonable times, to provide assistance relative to Company-related matters as well as to assist on any litigation or other or legal matter of which Carruthers has knowledge or in which he was previously involved through his Termination Date. Carruthers will be reimbursed for all approved expenses he may incur in furtherance of these efforts.

b.
Non-Competition. Carruthers understands and agrees that the non-competition, non disclosure, non-solicitation and non-disparagement provisions of the 2015 Unfair Competition Agreement, 2014 and 2015 Stock Option Award / Performance Share / PRSU Agreements to which he is a party, and which provisions are incorporated herein by reference, will remain in full force and effect, and are in addition to and not superseded by any other obligation set forth in this Agreement. Carruthers acknowledges and agrees that, for purposes of the Unfair Competition Agreement: (i) his employment with the Company shall be considered terminated on the Termination Date hereunder; (ii) the term "Date of Termination" in the Unfair Competition Agreement dated January 1, 2015, shall mean the Termination Date hereunder; and (iii) the term "Restricted Period" in such agreement shall mean the period ending December 31, 2019. At the request of Carruthers, the Company shall consider and respond to any specific requests for a waiver of any restriction against competition in respect of a specific competitor of the Company, its parent and affiliates.

17.	Change in Control. The outstanding Change of Control Agreement dated October 27, 2010 is null and void and of no effect as of the Separation Date.

18.
References and Communications. At Carruthers' request, the Company will provide positive and mutually agreed-upon references through Jim Ryan, Chairman and C.E.O of W.W. Grainger, Inc. to prospective employers. Carruthers shall have an opportunity to review and comment on any Company press release or announcement concerning his departure. In an effort to insure that no conflict exists, Carruthers shall prior to any public disclosure relating to his future employment plans or future employer, notify Grainger of said potential engagement.

19.
Governing Law; Severability. This Agreement is governed by the laws of the Province of Ontario. In the event any provision of this Agreement is determined to be unlawful or unenforceable by a duly authorized court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

20.
Entire Agreement. This Agreement sets forth the full terms of the arrangements between the Company and Carruthers and supersedes any prior oral or written understanding with respect to any entitlements on termination of employment, except in so far as other agreements are incorporated by reference in this Agreement. Carruthers specifically acknowledges and agrees that, apart from the terms of this Agreement, he has no further rights to or entitlements to any additional compensation, benefits, perquisites, notice, pay in lieu of notice, severance pay, stock options or restricted stock units of any nature or kind.

21.
Confidentiality. Both parties agree that the terms associated with the development and execution of this Agreement are strictly confidential and shall not be disclosed to any other person, except as required by law, to the parties' tax or legal advisors, or by Carruthers to his spouse, who shall be informed of the obligation of confidentiality.

22.
Independent Legal Advice. Carruthers hereby accepts and agrees to the terms and conditions of this Agreement and acknowledges having had an opportunity to obtain independent legal advice prior to execution hereof.

23.	Currency. All payments and amounts referred to in this Agreement are in Canadian funds, unless otherwise specified.

24.	Successors. This Agreement shall be binding upon any successors of the Company.

25.	Effective Date. This Agreement is conditional on the approval of the Company’s Board of Directors and shall become effective, once approved, immediately after it is signed by both parties.

IN WITNESS WHEREOF the parties have signed below on July 22, 2015.

ACKLANDS-GRAINGER INC.

/s/ Court Carruthers	/s/ Joseph C. High
Court Carruthers	By: Joseph C. High
Date: July 22, 2015	Date: July 22, 2015